                                                                    EXHIBIT 99-1

                          THE WILLIAMS COMPANIES, INC.

                               OFFER TO EXCHANGE


              9.60% QUARTERLY INCOME CAPITAL SECURITIES (QUICSSM)

                      (SUBORDINATED DEBENTURES, DUE 2025)

        (PROVIDING FOR A LATE PAYMENT PENALTY TO BE PAID BY THE COMPANY
                     IN THE EVENT OF A LATE PAYMENT PERIOD)


                                      FOR

                        $2.21 CUMULATIVE PREFERRED STOCK
- --------------------------------------------------------------------------------
                       THE EXCHANGE OFFER AND WITHDRAWAL
               RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME

                      ON AUGUST 21, 1995, UNLESS EXTENDED.

- --------------------------------------------------------------------------------


                                                                   July 25, 1995


To Brokers, Dealers, Commercial Banks,
   Trust Companies and Other Nominees:


     We are enclosing the materials listed below relating to the offer of The Williams Companies, Inc. (the "Company") to exchange up to $90,752,500 in aggregate principal amount of 9.60% Quarterly Income Capital Securities (the "QUICS") (Subordinated Debentures, Due 2025) (Providing for a Late Payment Penalty to be Paid by the Company in the Event of a Late Payment Period) for any and all shares of the $2.21 Cumulative Preferred Stock, $1.00 par value, (the "Preferred Stock") of the Company, upon the terms and subject to the conditions set forth in the Prospectus dated July 25, 1995 (the "Prospectus") and in the related Letter of Transmittal (which, together with the Prospectus, constitute the "Exchange Offer").


     Enclosed herewith are copies of the following documents:

          1. The Prospectus;

          2. The Letter of Transmittal to be used by registered holders of shares of the Preferred Stock in accepting the Exchange Offer;

          3. A printed form of letter which may be sent to your clients for whose account you hold shares of the Preferred Stock in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

          4. The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if shares of the Preferred Stock are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis;

          5. A Questions and Answers sheet which has been sent to holders and which may be used by you in responding to inquiries from your clients; and

          6. A return envelope addressed to First Chicago Trust Company of New York, the Exchange Agent.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY.


     PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 21, 1995, UNLESS EXTENDED.


     The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding the Prospectus and the related documents

- ---------------

(SM) Lehman Brothers has applied for a service mark for QUICS.

to the beneficial owners of shares of the Preferred Stock held by them as nominees or in a fiduciary capacity and in handling or forwarding tenders for their customers.

     The Company will pay to a Soliciting Dealer (as herein defined) a solicitation fee of $.50 per share of the Preferred Stock for any share tendered and accepted for exchange pursuant to the Exchange Offer if such Soliciting Dealer has solicited and obtained such tender. "Soliciting Dealer" includes (i) any broker or dealer in securities, including the Dealer Managers in their capacity as a broker or dealer, which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member or (iii) any bank or trust company. In order for a Soliciting Dealer to receive a solicitation fee with respect to the tender of shares of the Preferred Stock, the Exchange Agent must have received a properly completed and executed form (from the Letter of Transmittal or otherwise) entitled "Notice of Solicited Tenders".

     No fee shall be paid to a Soliciting Dealer except for shares held by such Soliciting Dealer as Nominee. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a tendering holder (other than itself). The Dealer Managers may not, until the Expiration Time, buy, sell, deal or trade in the shares of the Preferred Stock for their account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Exchange Agent, the Dealer Managers or the Information Agent for purposes of the Exchange Offer.

     The Company expressly reserves the right, in its sole discretion, to (i) extend, amend or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any shares of the Preferred Stock if the "Minimum Condition" (as defined in the Prospectus) or additional conditions set forth in "The Exchange Offer -- Conditions of the Exchange Offer" are not satisfied or waived by the Company. See "The Exchange Offer -- Expiration; Extension; Termination; Amendment" in the Prospectus.

     Additional copies of the enclosed materials may be obtained by contacting Morrow & Co., the Information Agent, at 909 Third Avenue, New York, NY 10022.

Very truly yours,


LEHMAN BROTHERS               MORGAN STANLEY & CO.             SMITH BARNEY INC.

                                 INCORPORATED


     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE WILLIAMS COMPANIES, INC., THE DEALER MANAGERS, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU TO MAKE ANY STATEMENT OR USE ANY DOCUMENT IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

Enclosures

                THE DEALER MANAGERS FOR THE EXCHANGE OFFER ARE:

       LEHMAN BROTHERS
 Liability Management Group
Three World Financial Center
      200 Vesey Street
     New York, NY 10285
  Contact: David B. Parsons
 1-800-438-3242 (toll free)
  (212) 528-7581 (collect)

                                         MORGAN STANLEY & CO.
                                             INCORPORATED
                                         Preferred Stock Group
                                      1221 Avenue of the Americas
                                          New York, NY 10020
                                       Contact: Steven C. Sahara
                                 1-800-422-6464 ext. 6905 (toll free)
                                                                               SMITH BARNEY INC.
                                                                          Liability Management Group
                                                                             388 Greenwich Street
                                                                              New York, NY 10013
                                                                            Contact: Paul S. Galant
                                                                          1-800-813-3754 (toll free)


                                        3